As filed with the Securities and Exchange Commission on June 21, 2002

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADVANCED MEDICAL OPTICS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-098682 (I.R.S. Employer Identification No.)

2525 Dupont Drive
Irvine, California 92612
(714) 246-4500
(Address of principal executive offices, including zip code, and telephone number)

ADVANCED MEDICAL OPTICS, INC. 401(K) PLAN
ADVANCED MEDICAL OPTICS, INC. 2002 INCENTIVE COMPENSATION PLAN
ADVANCED MEDICAL OPTICS, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN
ADVANCED MEDICAL OPTICS, INC. 2002 INTERNATIONAL STOCK PURCHASE PLAN
ADVANCED MEDICAL OPTICS, INC. EXECUTIVE DEFERRED COMPENSATION PLAN
AMO IRISH SAVINGS RELATED SHARE OPTION SCHEME
AMO (IRELAND) SHARE PARTICIPATION SCHEME
(Full title of the plans)

JAMES V. MAZZO	Copies to:
President and
Chief Executive Officer
Advanced Medical Optics, Inc.
2525 Dupont Drive
Irvine, California 92612
(714) 246-4500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)	CARY K. HYDEN JONN R. BEESON Latham & Watkins 650 Town Center, 20th floor Costa Mesa, California 92626 (714) 540-1235

CALCULATION OF REGISTRATION FEE

	Amount		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	to be		Offering Price	Aggregate Offering	Registration
to be Registered	Registered		Per Share	Price	Fee

Common Stock, par value $0.01 per share	10,300,000	(1)(2)	$11.45 (3)	$117,935,000 (3)	$10,851
Deferred Compensation Obligations	$3,000,000	(4)	100%	$3,000,000	$276

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also automatically cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split or other similar transaction.

(2)	Represents 400,000 shares authorized for issuance under the Advanced Medical Optics, Inc. 401(k) Plan, 6,700,000 shares authorized for issuance under the Advanced Medical Optics, Inc. 2002 Incentive Compensation Plan, 2,900,000 shares authorized for issuance under the Advance Medical Optics, Inc. 2002 Employee Stock Purchase Plan and 2002 International Stock Purchase Plan, 150,000 shares reserved for issuance under the AMO Irish Savings Related Share Option Scheme and 150,000 shares reserved for issuance under the AMO (Ireland) Share Participation Scheme. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Advanced Medical Optics, Inc. 401(k) Plan described herein.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and is based on the average of the high and low sales price of the Company’s Common Stock on June 20, 2002, trading on a “when issued” basis.

(4)	This Registration Statement is also filed for up to $3,000,000 in deferred compensation obligations of the Company pursuant to the Advanced Medical Optics, Inc. Executive Deferred Compensation Plan, reflecting unsecured obligations of the Company to pay, in the future, deferred compensation in accordance with the terms of such plan.

Proposed sale to take place from time to time after the effective date of the Registration Statement.

Total Pages 241
Exhibit Index on Page 9

PART I
PART II
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 10.4
EXHIBIT 10.5
Exhibit 23.1

PART I

     The information called for in Part I of Form S-8 is not being prepared with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).

PART II

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed with the SEC by us are hereby incorporated by reference in this Registration Statement:

(a)	Form 10 filed with the SEC on March 1, 2002, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequent amendment or report filed for the purpose of amending such description, which Form 10 includes the description of our Common Stock.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date this Registration Statement is filed with the SEC and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     The following description of the deferred compensation obligations (the “Obligations”) of the Company under the Advanced Medical Optics, Inc. Executive Deferred Compensation Plan (the “EDCP”) is qualified by reference to the EDCP. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the EDCP.

     The $3,000,000 of Obligations being registered under this Registration Statement are to be offered to a select group of management and highly compensated employees of the Company who meet certain eligibility requirements and who have completed and submitted to the Company a written agreement electing to participate in the EDCP (a “Participation Agreement”). The Obligations are general unsecured and unfunded obligations of the Company to pay deferred compensation in the future in accordance with the terms of the EDCP.

     The amount of compensation deferred by each participant in the EDCP is determined in accordance with the EDCP based upon elections by each participant. To participate in the EDCP, during the calendar year, a participant must defer a minimum of $5,000 (or other such minimum amount as may be designated by the committee that administers the EDCP (the “Committee”)) from either base salary or bonuses or a combination of base salary and bonuses, and may elect to defer up to a maximum of 100% of such participant’s base salary and bonuses earned during the calendar year (“Deferral Amount”) by completing and submitting to the Company a “Deferral Election Form.”

     Obligations will consist of an amount equal to each participant’s “Deferral Account” under the EDCP, which includes (i) the sum of the participant’s Deferral Amounts, plus (ii) amounts credited to the participant’s Deferral Account based on the participant’s selection from measurement fund alternatives in accordance with and subject to the rules and procedures established from time to time by the Committee, plus (iii) any Profit Sharing Restoration Credits which have been added to the participant’s Deferral Account; plus (iv) any Matching Contribution Restoration Credits which have been added to the participant’s Deferral Account; plus (v) any Discretionary Credits (amounts determined in the discretion of the Committee, not to exceed $200,000 for any participant in any Plan Year) which have been added to the participant’s Deferral Account; less (vi) all distributions made to the participant or his or her beneficiary pursuant to the EDCP that relate to the participant’s Deferral Account. For these purposes, (i) Profit Sharing Restoration Credits equal the excess of the participant’s “Profit Sharing Contribution” (as defined in the Advanced Medical Optics, Inc. 401(k) Plan) for the Plan Year under the

Advanced Medical Optics, Inc. 401(k) Plan, had the participant’s “Compensation” (as defined in the Advanced Medical Optics, Inc. 401(k) Plan) been calculated without deducting annual deferrals under the EDCP and had such Profit Sharing Contribution been calculated without regard to Internal Revenue Code limitations, over the participant’s actual Profit Sharing Contribution for the Plan Year under the Advanced Medical Optics, Inc. 401(k) Plan and (ii) Matching Contribution Restoration Credits equal the excess of the participant’s “Matching Contributions” (as defined in the Advanced Medical Optics, Inc. 401(k) Plan) for the Plan Year under the Advanced Medical Optics, Inc. 401(k) Plan, determined based on the participant’s “Matched Deposits” (as defined in the Advanced Medical Optics, Inc. 401(k) Plan) and had the participant’s “Compensation” (as defined in the Advanced Medical Optics, Inc. 401(k) Plan) been calculated without deducting annual deferrals under the EDCP and had such Matching Contributions been calculated without regard to Internal Revenue Code limitations, over the participant’s actual Matching Contributions for the Plan Year under the Advanced Medical Optics, Inc. 401(k) Plan. A Matching Contribution Restoration Credit will be credited to a participant’s Deferral Account only if he or she has contributed the maximum “Before Tax Deposits” (as defined in the Advanced Medical Optics, Inc. 401(k) Plan) permitted under the terms of the Advanced Medical Optics, Inc. 401(k) Plan for a Plan Year.

     A participant may elect in his or her Participation Agreement to receive distributions from his or her Deferral Account in one of several manners, including lump sum or installment payments. The distribution choices provided to a participant may differ depending on the circumstances under which that participant terminates employment with the Company, for instance by retirement, death or disability. The participant also may be eligible to receive distributions or make unscheduled withdrawals from his or her Deferral Account while still employed with the Company.

     An irrevocable rabbi trust established contemporaneously with the establishment of the EDCP is to pay the Obligations. All amounts of base salary or bonuses that are deferred under the EDCP shall be contributed to the trust. The EDCP is administered by the Committee, which is appointed by the Corporate Benefits Committee of the Company, and which has the power to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the EDCP, to construe and resolve all questions arising under the EDCP, and otherwise to carry out the terms of the EDCP. The Company, by action of the Board, may terminate the EDCP at any time and may amend the EDCP from time to time; provided, however, that no such amendment or termination shall be effective, without the participant’s consent, to the extent it reduces or eliminates (except to the extent that amounts are distributed under the EDCP) the value of a participant’s Deferral Account balance in existence as of such amendment or termination.

Item 5. Interests of Named Experts and Counsel.

     The combined balance sheets of the optical medical device business of Allergan, Inc. (Advanced Medical Optics, Inc.) as of December 31, 2001 and 2000, and the related combined statements of earnings, equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, and the financial statement schedule contained in the Form 10, as amended, of Advanced Medical Optics, Inc. have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers.

     The Company is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions, or (4) for any transaction from which a director derived an improper personal benefit.

     Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

     Our amended and restated certificate of incorporation provides for indemnification of the officers and directors to the full extent permitted by applicable law.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index and is incorporated herein by reference.

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of an annual report of the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to existing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the High Wycombe, England, on June 19, 2002.

ADVANCED MEDICAL OPTICS, INC.

By:	/s/ JAMES V. MAZZO James V. Mazzo President and Chief Executive Officer

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities on June 19, 2002. Each person whose signature appears below authorizes James V. Mazzo and Aimee S. Weisner, and either of them, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments or supplements) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC.

Signature	Title

/s/ JAMES V. MAZZO	President and Chief Executive Officer (Principal
Executive Officer)
James V. Mazzo

/s/ WILLIAM R. GRANT
Chairman of the Board
William R. Grant

/s/ DAVID E.I. PYOTT
Director
David E. I. Pyott

/s/ RICHARD A. MEIER
Corporate Vice President and Chief Financial Officer
Richard A. Meier

/s/ ROBERT F. GALLAGHER
Vice President and Controller
Robert F. Gallagher

SIGNATURE

     The Plan. Pursuant to the requirements of the Securities Act, the Advanced Medical Optics, Inc. 401(k) Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on June 20, 2002.

ADVANCED MEDICAL OPTICS, INC. 401(K) PLAN

By:	Advanced Medical Optics, Inc. Corporate Benefits Committee Plan Administrator

/s/ RICHARD A. MEIER Richard A. Meier

/s/ AIMEE S. WEISNER Aimee S. Weisner

/s/ C. RUSSELL TRENARY III C. Russell Trenary III

EXHIBIT INDEX

EXHIBIT		PAGE

4.1	Specimen Common Stock certificates	*

4.2	Form of Rights Agreements and attached Form of Right Certificate and attached Form of Certificate of Designations of Series A Participating Cumulative Preferred Stock.	**

5.1	Opinion of Latham & Watkins

10.1	Advanced Medical Optics, Inc. 401(k) Plan

10.2	Advanced Medical Optics, Inc. 2002 Incentive Compensation Plan

10.3	Advanced Medical Optics, Inc. 2002 Employee Stock Purchase Plan

10.4	Advanced Medical Optics, Inc. International Stock Purchase Plan

10.5	Advanced Medical Optics, Inc. Executive Deferred Compensation Plan

23.1	Consent of KPMG LLP, Independent Auditors.

23.2	Consent of Latham & Watkins (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page of this Registration Statement).

*	Incorporated by reference in Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form 10 (No. 001-31257)

**	Incorporated by reference in Amendment No. 2 to the Company’s Registration Statement on Form 10 (No. 001-31257).